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Dr Pepper Snapple Group Adds David Alexander to Board of Directors

PLANO, Texas (Nov. 17, 2011) — Dr Pepper Snapple Group, Inc. (NYSE:DPS) today announced that David E. Alexander has joined the company’s board of directors.

Mr. Alexander, 58, retired earlier this year from Ernst & Young LLP, where he held various positions of increasing responsibility over a 36-year career. Most recently, he was vice chairman and Southwest Region managing partner, as well as a member of the firm’s Americas and U.S. Executive Boards and Global Management Group.

“Over the course of his impressive career with Ernst & Young, David amassed tremendous experience in strategy, accounting and operations management that will be of great value to the DPS board and our shareholders,” said Wayne R. Sanders, chairman of the board. “We are very pleased to add his leadership and insights to our board.”

Mr. Alexander currently serves as a national trustee on the board of Boys & Girls Clubs of America. In addition, he is a board member of the American Heart Association and serves on the executive leadership team for the organization’s Côtes du Coeur fund-raising event, which he will chair in 2012-2013. He is also a member of the executive board of Southern Methodist University’s Cox Business School and has served as a member of the Greater Dallas Chamber Executive Committee.

He graduated magna cum laude with a bachelor’s degree in accounting from Murray State University, which honored him as a Distinguished Alumnus in 2002.

About Dr Pepper Snapple Group

Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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